EXHIBIT 10.62(f)

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REPUBLIC AIRWAYS HOLDINGS INC.,

RJET ACQUISITION, INC.

AND

MIDWEST AIR GROUP, INC.

Dated as of June 23, 2009

Table of Contents

Page

ARTICLE 1 - THE MERGER
1.1	Merger
1.2	Closing
1.3	Effective Time
1.4	Effect of the Merger
1.5	Surviving Corporation’s Charter Documents
1.6	Surviving Corporation’s Directors and Officers
1.7	Conversion of Securities
1.8	Exchange Procedures
1.9	Adjustments for Dilution and Other Matters
1.10	Company Deliverables
1.11	Tax Treatment of Merger
ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Organization, Good Standing and Qualification
2.2	Capitalization
2.3	Subsidiaries
2.4	Authority; Approval
2.5	Third Party Consents; No Violations
2.6	Financial Statements
2.7	Absence of Certain Changes
2.8	Litigation
2.9	Employee Benefits
2.10	Compliance with Laws; Licenses
2.11	Material Contracts
2.12	Property
2.13	Environmental Matters
2.14	Taxes
2.15	Labor Matters
2.16	Intellectual Property
2.17	Aircraft
2.18	Slots
2.19	Gate Interests
2.20	U.S. Citizen; Air Carrier
2.21	Insurance
2.22	Brokers and Finders
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB
3.1	Organization
3.2	Authority
3.3	Consents and Approvals
3.4	No Conflicts
3.5	Brokers and Finders
ARTICLE 4 - COVENANTS
4.1	Conduct of the Business Pending Closing
4.2	Notice of Incidents; Accidents and Litigation
4.3	Information Rights and Access
4.4	Governmental Consents
4.5	Third Party Consents
4.6	Publicity
ARTICLE 5 – ADDITIONAL AGREEMENTS.
5.1	No Control of Other Party’s Business
5.2	Transfer Taxes
5.3	Takeover Statute
ARTICLE 6 - CONDITIONS OF MERGER
6.1	Conditions to Both the Parent’s and the Company’s Obligations
6.2	Additional Conditions Applicable to Parent and Merger Sub
6.3	Additional Conditions Applicable to Company
ARTICLE 7 - TERMINATION
7.1	Termination
7.2	Notice of Termination; Effect of Termination
ARTICLE 8 - GENERAL PROVISIONS
8.1	Non-Survival of Representations and Warranties
8.2	Notices
8.3	Amendments and Waivers
8.4	Interpretation
8.5	Fee and Expenses
8.6	Further Assurances
8.7	Entire Agreement
8.8	Severability
8.9	Assignment
8.10	Governing Law
8.11	Injunctive Relief
8.12	No Third Party Beneficiaries
8.13	Counterparts
8.14	Time is of the Essence.

Exhibit A	Glossary of Defined Terms
Exhibit B	Calculation of Per Shareholder Consideration

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated and effective as of June 23, 2009, by and among Republic Airways Holdings Inc., a Delaware corporation (the “Parent”), RJET Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), and Midwest Air Group, Inc. a Wisconsin corporation (the “Company”).  A glossary of defined terms is attached to this Agreement as Exhibit A.

RECITALS

WHEREAS, the Merger Sub’s Board of Directors (the “Merger Sub Board”) has determined that it is advisable to, fair to and in the best interests of its stockholders for the Merger Sub to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the WBCL;

WHEREAS, the Company’s Board of Directors (the “Company Board”), the Parent’s Board of Directors (the “Parent Board”) and the Merger Sub Board have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to consummation of the transactions contemplated hereby; and

WHEREAS, concurrently with the execution of this Agreement, TPG Midwest US V, LLC and TPG Midwest International V, LLC (together, the “TPG Entities”) and the Parent, are entering into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”), pursuant to which, and on the terms and subject to the conditions of which, the TPG Entities have agreed to assign to the Parent all of the TPG Entities’ rights and obligations in their capacities as “Lenders” under the Amended and Restated Senior Secured Credit Agreement, dated as of September 3, 2008, among Midwest Airlines, Inc., a Wisconsin corporation, the Company, each of the subsidiaries of Midwest from time to time party thereto, each of the TPG Entities, the Parent, Wells Fargo Bank Northwest, National Association, as administrative agent and as collateral agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 28, 2008, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of January 28, 2009 and Amendment No. 3 to Amended and Restated Credit Agreement, dated as of June 2, 2009, and as further amended, modified or supplemented from time to time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Company, the Parent and the Merger Sub hereby agree as follows:

ARTICLE 1 - THE MERGER

1.1 Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, a certificate of merger to be prepared in accordance with the DGCL, the WBCL and a plan of merger to be prepared in accordance with the WBCL, at the Effective Time the Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of the Parent incorporated under the laws of the State of Wisconsin.

1.2 Closing.  The Closing shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the Parent and the Company.  In the absence of such agreement, the Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California, commencing at 10:00 a.m., local time, on the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article 6, below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been theretofore terminated pursuant to Article 7, below.

1.3 Effective Time.  Contemporaneously with the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the SSSD and Articles of Merger (the “Articles of Merger”) with the DFI in accordance with the DGCL and the WBCL, respectively, and any other required documents, in such form as required by applicable law, and executed in accordance with the relevant provisions of the DGCL or WBCL, as applicable.

1.4 Effect of the Merger.  At the Effective Time, the Merger shall have the effect provided in this Agreement and the applicable provisions of the DGCL and the WBCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5 Surviving Corporation’s Charter Documents.  At the Effective Time, each of the Articles of Incorporation and By-Laws of the Company, as in effect immediately before the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation upon and after the Effective Time until thereafter amended as provided by law and such Articles of Incorporation and By-Laws.

1.6 Surviving Corporation’s Directors and Officers.  At the Effective Time, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

1.7 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without action on the part of any of the Parent, the Merger Sub, the Company or any of their respective Boards of Directors or shareholders or stockholders:

            (a) Conversion of Shares.  The shares of the common stock, $.01 par value, of the Company (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Parent, the Merger Sub or any other Parent Subsidiary, and (iii) Shares owned by the Company (clauses (i) through (iii) hereof, collectively, “Excluded Shares”), shall cease to be outstanding and shall be converted into the right to receive an aggregate amount in cash equal to $1.00, which amount shall be allocated among the holders of the Shares as set forth on Exhibit B attached hereto opposite the name of such shareholder under the heading “Purchase Price Allocation,” it being agreed that the dollar amount that each shareholder is entitled to receive is being rounded to the nearest whole cent and that amounts payable that are equal to or less than $0.005 are being rounded down to $0.00 (the “Consideration”).

            (b) Cancellation of Excluded Shares.  Each Excluded Share shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Merger Sub Shares.  Each outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of capital stock, of the same class and series, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  Each outstanding option, warrant or other instrument or security of the Merger Sub which is convertible into, exchangeable for or exercisable for shares of capital stock of the Merger Sub and is outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into an option, warrant or other instrument or security with the same terms and that is convertible into, exchangeable for or exercisable for shares of capital stock of the Surviving Corporation, of the same class and series.  The Articles of Merger shall specifically provide that all classes and series of capital stock of Merger Sub shall be treated at the Effective Time as provided in this Section 1.7.

1.8 Exchange Procedures.

            (a) Exchange.  The Parent shall deliver or cause to be delivered the Consideration to the holders of Shares entitled to any Consideration, as indicated in Exhibit B, in exchange for each such holder’s stock certificate, if such holder’s Shares are certificated.  In the event that a holder is not entitled to any Consideration for such holder’s shares pursuant to Section 1.7(a), such holder’s Shares shall be deemed cancelled as of the Effective Time, and shall be retired and shall cease to exist, in exchange for no consideration.

            (b) No Further Rights in the Shares.  Each Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Consideration, if any, as contemplated by Section 1.7. The Consideration, if any, paid as set forth in Section 1.7(a) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares.

            (c) No Liability.  Notwithstanding anything herein to the contrary, neither the Parent nor the Merger Sub shall be liable to any holder of Shares for any cash or other payment delivered to a Governmental Entity pursuant to any abandoned property, escheat or similar Laws.

            (d) Withholding Right.  The Parent shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement such amounts as the Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Law, and the Parent shall timely pay over such withheld amounts to the appropriate Governmental Entity.  To the extent that amounts are so withheld by the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made.

            (e) Lost, Stolen or Destroyed Certificate.  If any Share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share certificate to be lost, stolen or destroyed and, if requested by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Share certificate, Parent will pay, in exchange for such lost, stolen or destroyed Share certificate, the applicable Consideration to be paid in respect of the Shares represented by such Share certificate.

1.9 Adjustments for Dilution and Other Matters.  If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

1.10 Company Deliverables.  At or prior to the Effective Time, the Company shall deliver or cause to be delivered to the Parent a copy of a resolution of the Company Board canceling, effective immediately prior to the Effective Time, all outstanding options issued under the Midwest Air Group, Inc. Incentive Plan (the “Plan”) pursuant to Section 7(c)(B) thereof in exchange for no consideration, being that the exercise price per share of such options is greater than the per share Consideration that a holder of a Share is entitled to receive under Section 1.7(a) of this Agreement.

1.11 Tax Treatment of Merger.  The parties agree that for United States federal and state income tax purposes the Merger shall be treated as a taxable purchase of all of the outstanding Shares (other than Excluded Shares) by Parent for the Consideration, and the parties further agree that they shall report and file all Tax Returns consistent with such treatment.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure letter to be delivered to the Parent and the Merger Sub by the Company on or prior to July 3, 2009 (the “Disclosure Letter”), it being understood that matters disclosed pursuant to one section of the Disclosure Letter shall be deemed disclosed with respect to any other section of the Disclosure Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, the Company hereby represents and warrants that:

2.1 Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or active status, or to have such power or authority, would not reasonably be expected to result in a Material Adverse Effect.  Attached as Schedule 2.1 of the Disclosure Letter are the complete and correct copies of the Company’s Articles of Incorporation and By-Laws, each as amended to date.

2.2 Capitalization.  The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock.  The Shares constitute all of the issued and outstanding shares of Common Stock and except for stock options granted to certain employees of the Company under the Plan, which options are being canceled for no consideration as set forth in Section 1.10 hereof, there are no outstanding securities, options, warrants, calls, rights, contracts, commitments, agreements, arrangements or understandings to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or any of its subsidiaries.  There are no obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any of its subsidiaries or to provide funds to or make any investment in any of its subsidiaries or any other Person.

2.3 Subsidiaries.  All of the outstanding shares of capital stock of each subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and the rules and regulations promulgated thereunder, if any, each as amended from time to time (the “WBCL”) for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for service performed, but not exceeding six (6) months service in any one case, and were not issued in violation of any preemptive or similar right of any shareholder of the Company or any other Person. No shares of any subsidiary of the Company are owned by any Person other than the Company. Except for the capital stock and other equity interests of subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

2.4 Authority; Approval.

            (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the filing and recordation of the Certificate of Merger in accordance with the DGCL and the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

            (b) The Company Board at a meeting duly called and held on or prior to the date hereof has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

2.5 Third Party Consents; No Violations.

            (a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained or any actions required to be taken, by the Company from, as applicable, any Governmental Entity or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except for notification to the DOT of the substantial change in ownership and management of subsidiaries of the Company and such filings, if applicable, as the DOT might require with respect to the international and exemption authority of subsidiaries of the Company.

            (b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company’s Articles of Incorporation or By-Laws, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company pursuant to, (x) any Contract binding upon the Company or (y) any material Law to which the Company is subject or any Company License; except in the case of clause (ii)(x), above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to result in a Material Adverse Effect.

2.6 Financial Statements.

            (a) The Company has delivered to the Parent copies of the Company’s audited consolidated financial statements as of, and for the years ended, December 31, 2007 and 2006 and unaudited consolidated financial statements as of, and for the three months ended, March 31, 2009.

            (b) The consolidated financial statements (including, in each case, any related notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Company and subsidiaries of the Company as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.

            (c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the subsidiaries of the Company is recorded, processed, summarized and reported, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

            (d) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

            (e) To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to the Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since January 1, 2006. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

2.7 Absence of Certain Changes.  Since December 31, 2008, the business of the Company and the subsidiaries of the Company has been conducted in the ordinary course consistent with past practice.

2.8 Litigation.  There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the subsidiaries of the Company that would reasonably be expected to result in a Material Adverse Effect or challenge, prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the subsidiaries of the Company is subject to or bound by any outstanding Order that would reasonably be expected to (i) result in a Material Adverse Effect or (ii) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.9 Employee Benefits.

            (a) The Company has made available to the Parent a complete and correct copy of (to the extent applicable): (i) all material employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, flight benefits and other benefit plans, programs or arrangements, and all written employment, termination, severance and other employment Contracts or written employment arrangements, with respect to which the Company or any Company ERISA Affiliate has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (each, a “Company Benefit Plan”) (or, if such Company Benefit Plan is not written, a written summary thereof) and all amendments thereto; (ii) each trust or insurance policy relating to each Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the U.S. Department of Labor; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.  There has been no material change in flight benefits to employees in the last twelve (12) months.

            (b) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Company Benefit Plan maintained by the Company or any of the Company ERISA Affiliates has been maintained in compliance with its terms and, both as to form and in operation, with the requirements of applicable Law, and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company in accordance with GAAP. Neither the Company nor any of the Company ERISA Affiliates has at any time during the five (5) year period immediately preceding the date hereof maintained, contributed to, been obligated to contribute to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

            (c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Proceedings involving a Company Benefit Plan (other than routine claims for benefits payable under any such Company Benefit Plan) that would reasonably be expected to result in a Material Adverse Effect.

            (d) Each Company Benefit Plan that is intended by its terms to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, a timely application for such determination is now pending or is not yet required to be filed or the Company or the Company ERISA Affiliate has duly adopted a prototype plan and is relying on the opinion letter for such prototype plan, and, except as would not reasonably be expected to result in a Material Adverse Effect, each such Company Benefit Plan is qualified in operation. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Company ERISA Affiliates has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or applicable Law or the terms of a separation or retention plan or agreement.

            (e) On and after the effectiveness of the Pension Protection Act of 2006, no Company Benefit Plan currently is, or is reasonably expected to be, in at risk status (within the meaning of Title IV of ERISA).

            (f) No amounts payable under any of the Company Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any subsidiary of the Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or Section 162(m) of the Code.

2.10 Compliance with Laws; Licenses.

            (a) The businesses of the Company and each subsidiary of the Company have not been, and are not being, conducted in violation of any applicable operating certificates, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the FAA, DOT, FCC, DHS or any other Governmental Entity, except for such violations that would not reasonably be expected to result in a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the subsidiaries of the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not reasonably be expected to result in a Material Adverse Effect. Each of the Company and the subsidiaries of the Company has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted (each, a “Company License”), except for any failures to have or to be in compliance with such Company Licenses which would not reasonably be expected to result in a Material Adverse Effect.

            (b) Each of the Company and the subsidiaries of the Company is, and since December 31, 2008, has been, in compliance with (i) its obligations under each of the material Company Licenses and (ii) any applicable material Laws and the rules and regulations of the Governmental Entity issuing such Company Licenses. There is not pending or, to the Knowledge of the Company, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the subsidiaries of the Company relating to any of the material Company Licenses. The actions of the applicable Governmental Authorities granting all Company Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any material Company License.  Neither the DOT nor FAA nor any other Governmental Entity has taken any action or proposed or, to the Knowledge of the Company, threatened to take any action, to amend, modify, suspend, revoke, terminate, cancel, or otherwise affect such Company Licenses, in each case, in a materially adverse manner.

2.11 Material Contracts.  Neither the Company nor any subsidiary of the Company is a party to or obligated under any Contract which (i) obligates the Company or any subsidiary of the Company for payments in any future calendar year in excess of $500,000, in the aggregate, and which is not terminable by the Company or the subsidiary of the Company without additional payment or penalty within one hundred eighty (180) days of delivery of notice of such termination, (ii) would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act (assuming such regulation applied to the Company), and (iii) any Contract restricting the Company (or the subsidiaries of the Company or Affiliates) from engaging in any line of business or in any geographic region (collectively, “Material Contracts”). Except as would not reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any subsidiary of the Company is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (b) to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract and (c) each Material Contract is a valid and binding obligation of the Company or the subsidiary of the Company a party thereto and is in full force and effect assuming that each such Material Contract is a valid and binding obligation of the other party or parties to the Material Contract.

2.12 Property.

            (a) With respect to each material real property owned by the Company or any subsidiary of the Company (“Owned Real Property”), (i) either the Company or subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding purchase options, rights of first refusal or similar rights in favor of any other Person to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights, concessions or other contracts affecting the ownership, possession or use of any portion of such Owned Real Property, other than, in the case of clause (ii) or (iii) above, as would not reasonably be expected to have a Material Adverse Effect. There are no physical conditions or defects at any of the Owned Real Properties that impair or would impair the continued use of such Owned Real Property in the ordinary course of business as presently conducted at each such Owned Real Property, except for any such conditions or defects that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any subsidiary of the Company has received notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties, except for any such condemnations that would not reasonably be expected to have a Material Adverse Effect.

            (b) With respect to all leases, subleases and other contracts under which the Company or any subsidiary of the Company uses or occupies any material real property (“Real Property Leases”), except as would not reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect and neither the Company nor any subsidiary of the Company nor any other party thereto is in breach or default (with or without notice, lapse of time or both) under any Real Property Lease, and (ii) no termination event or condition or uncured default on the part of the Company or any subsidiary of the Company or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each subsidiary of the Company has a good and valid leasehold interest in each parcel of material real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any subsidiary of the Company has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation with respect to any material real property leased pursuant to any of the Real Property Leases, except for any such condemnations that would not reasonably be expected to have a Material Adverse Effect.

            (c) The Company and the subsidiaries of the Company have good and marketable title to, or valid and enforceable rights to use under existing material franchises, easements or licenses, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as such businesses are now being conducted, free and clear of all Liens, except for Permitted Liens.

2.13 Environmental Matters.

            (a) (i) The Company and the subsidiaries of the Company are in compliance in all material respects with all applicable Environmental Laws and Environmental Licenses; (ii) no property currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of the subsidiaries of the Company has been the subject of any investigation by any Governmental Entity or of any demand of another Person alleging the presence of any Hazardous Substances that would require material remediation or other material response actions pursuant to any Environmental Law; (iii) neither the Company nor any of the subsidiaries of the Company (nor, to the Knowledge of the Company, any Person for whom they may be liable by Law or Contract) has received any written notice, demand, letter, claim or request for information alleging that the Company or any of the subsidiaries of the Company may be in material violation of or subject to material liability under any Environmental Law; (iv) neither the Company nor any of the subsidiaries of the Company is subject to any material Environmental Claim; and (v) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could form the basis of any material Environmental Claim against the Company or any of the subsidiaries of the Company (nor, to the Knowledge of the Company, any Person for whom they may be liable by Law or Contract), or otherwise result in any material costs or liabilities under any Environmental Law, except for matters that would not reasonably be expected to result in a Material Adverse Effect.

            (b) The Company has made available to the Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company and the subsidiaries of the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and the subsidiaries of the Company, or the compliance (or noncompliance) by the Company and the subsidiaries of the Company with any Environmental Laws.

            (c) The Company would not be required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to remove or remediate Hazardous Substances where any such removal or remediation would reasonably be expected to have a Material Adverse Effect. The Company and the subsidiaries of the Company are not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances (ii) to give notice to or receive approval from any Governmental Entity, except where such failure to give notice or receive approval would not reasonably be expected to result in a Material Adverse Effect, or (iii) record or deliver with respect to Owned Real Property to any person or entity any disclosure document or statement pertaining to environmental matters.

2.14 Taxes.  The Company and each of the subsidiaries of the Company has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to result in a Material Adverse Effect. All such Tax Returns are complete and correct in all respects, except where the failure of such Tax Returns to be complete and correct would not reasonably be expected to result in a Material Adverse Effect. Each of the Company and the subsidiaries of the Company has paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and the subsidiaries of the Company for which no return was required to be filed, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of the subsidiaries of the Company that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies that, if finally resolved in a manner adverse to the Company or relevant subsidiary of the Company, would not reasonably be expected to result in a Material Adverse Effect. No written requests for waivers of the time to assess any material Taxes of the Company or the subsidiaries of the Company are pending as of the date hereof. There are no audits pending or, to the Knowledge of the Company, threatened against the Company or any of the subsidiaries of the Company that would reasonably be expected to have a Material Adverse Effect.

2.15 Labor Matters.

            (a) The Company has made available to the Parent complete and correct copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of the Company or any of the subsidiaries of the Company (the “Company CBAs”).

            (b) No labor union, labor organization or group of employees of the Company or any of the subsidiaries of the Company has made a demand for recognition or certification pending as of the date hereof, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending as of the date hereof or, to the Knowledge of the Company, threatened as of the date hereof to be brought or filed with any labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities pending or threatened as of the date hereof with respect to any employees of the Company or any of the subsidiaries of the Company.

            (c) Neither the Company nor any of the subsidiaries of the Company is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the Wisconsin WARN Act, Section 109.07 of the Wisconsin Statutes, or any similar state, local or foreign law, and neither the Company nor any of the subsidiaries of the Company has any liabilities under the WARN Act that have had or would reasonably be expected to have a Material Adverse Effect.

            (d) To the Knowledge of the Company, no employee of the Company or any of the subsidiaries of the Company is in any material respect in violation of any term of any employment-related agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of the subsidiaries of the Company or (B) to the knowledge or use of trade secrets or proprietary information.

            (e) To the Knowledge of the Company, no current officer or key employee of the Company or any of the subsidiaries of the Company intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

            (f) The Company and each of the subsidiaries of the Company are and have been in compliance with all applicable Laws respecting employment and employment practices, including, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where any failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, the Company and each of the subsidiaries of the Company are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of the subsidiaries of the Company is a party to, or otherwise bound by, any Order relating to employees or employment practices.

            (g) From December 31, 2008 to the date of this Agreement, there has been no actual, or, to the Knowledge of the Company, threatened labor disputes, strikes, slowdowns, work stoppages or lockouts by or with respect to any employee of the Company or any of the subsidiaries of the Company.

            (h) There are no arbitrations, written grievances or written complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of the subsidiaries of the Company under any of the Company CBAs, except for such matters as would not reasonably be expected to result in a Material Adverse Effect. None of the Company or any of the subsidiaries of the Company has received (i) notice of any unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except for any notice pertaining to matters which would not reasonably be expected to result in a Material Adverse Effect.

2.16 Intellectual Property.  The Company and the subsidiaries of the Company exclusively own free and clear of any Liens other than Permitted Liens, or are validly licensed or otherwise have the right to use as currently used, all Intellectual Property used in the conduct of the business of the Company and the subsidiaries of the Company taken as a whole (“Intellectual Property”), except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use would not reasonably be expected to result in a Material Adverse Effect. The Company and the subsidiaries of the Company have taken all actions reasonably necessary to ensure full protection of their respective owned Intellectual Property under all applicable Laws, except where the failure to take any such actions would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no claims are pending that allege that the Company or any of the subsidiaries of the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property other than claims that would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no Person is infringing the rights of the Company or any of the subsidiaries of the Company with respect to any of their respective owned Intellectual Property in a manner that would reasonably be expected to result in a Material Adverse Effect.

2.17 Aircraft.

            (a) All aircraft owned or leased by the Company or any of the subsidiaries of the Company (each, a “Company Aircraft”) are in airworthy condition and are being maintained according to applicable FAA standards and the FAA-approved maintenance program of the Company and the subsidiaries of the Company, except for any Company Aircraft that is not in airworthy condition or any failures to maintain Company Aircraft as would not reasonably be expected to result in a Material Adverse Effect. The Company and the subsidiaries of the Company have implemented maintenance schedules with respect to their respective Company Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable Ads and FARs required to be complied with in accordance with the FAA-approved maintenance program of the Company and the subsidiaries of the Company, and the Company and the subsidiaries of the Company are in compliance with such maintenance schedules and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules, except, in each case, for such instances of noncompliance as would not reasonably be expected to result in a Material Adverse Effect.

            (b) The Company has made available to the Parent complete and correct copies of all Contracts (other than existing aircraft leases) pursuant to which the Company or any of the subsidiaries of the Company may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each Contract.

            (c) Each Company Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Company Aircraft that satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

            (d) Each Company Aircraft is listed on Schedule 2.17 of the Disclosure Letter.

2.18 Slots.  The Company and the subsidiaries of the Company have complied with the requirements of the Aviation Act and any other applicable Laws with respect to each Company Slot used by the Company or any of the subsidiaries of the Company on the date hereof at any domestic or international airport, except for such instances of noncompliance as would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of the subsidiaries of the Company has received any notice of any proposed withdrawal of the Company Slots by the FAA, the DOT or any other Governmental Entity as of the date hereof. As of the date hereof, the Company Slots have not been designated for the provision of essential air services in accordance with the regulations issued under the Aviation Act, have not been acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. All reports required by the FAA or any other Governmental Entity relating to the Company Slots have been filed in a timely manner, except for such failures to so file as would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of the subsidiaries of the Company has agreed to any trade, purchase, sale or other transfer of any of the Company Slots.  Each Company Slot is listed in Schedule 2.18 of the Disclosure Letter.

2.19 Gate Interests.  The Company and the subsidiaries of the Company have complied with the requirements of the Aviation Act and any other applicable Laws with respect to all Gate Interests held or used by the Company or any of the subsidiaries of the Company on the date hereof at any domestic or international airport, except for such instances of noncompliance as would not reasonably be expected to result in a Material Adverse Effect. Each such Gate Interest is listed in Schedule 2.19 of the Disclosure Letter, and neither the Company nor any of the subsidiaries of the Company has received any notice of any proposed withdrawal of the Gate Interests by any Governmental Entity as of the date hereof.  Neither the Company nor any of the subsidiaries of the Company has agreed to any trade, purchase, sale or other transfer of any of the Gate Interests.

2.20 U.S. Citizen; Air Carrier.  Midwest Airlines, Inc. is a “citizen of the United States” as defined in the Aviation Act and is an “air carrier” within the meaning of the Aviation Act operating under certificates issued pursuant to 49 U.S.C. Sections 41101-41112.

2.21 Insurance.  Each insurance policy maintained by, at the expense of or for the benefit of the Company or any of the subsidiaries of the Company with respect to its assets, properties or operations is in full force and effect and neither the Company nor any subsidiary of the Company is in default with respect to its obligations under any such insurance policy, except as would not be reasonably expected to result in a Material Adverse Effect. The insurance coverage of the Company and the subsidiaries of the Company is customary for business entities of similar size engaged in similar lines of business. Neither the Company nor any subsidiary of the Company has received any written notice regarding any (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any material insurance policy or (iii) material adjustment in the amount of premiums payable with respect to any material insurance policy.

2.22 Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as expressly contemplated or permitted under this Agreement, the Parent and the Merger Sub hereby jointly and severally represent and warrant to the Company that:

3.1 Organization.  Each of the Parent and the Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority. Each of the Parent and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  Each of the Parent and the Merger Sub has taken all requisite action to, and no other action or proceeding on the part of the Parent or the Merger Sub is necessary for, the execution and delivery by the Parent or the Merger Sub of this Agreement, the performance by the Parent or the Merger Sub of its obligations under this Agreement or the consummation by the Parent or the Merger Sub of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Parent and the Merger Sub and is enforceable by the Company against the Parent and the Merger Sub in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.

3.3 Consents and Approvals.  No Authorization of or from any Governmental Entity or any other person on the part of the Parent is required in connection with the execution or delivery by the Parent or the Merger Sub of this Agreement, the performance by the Parent or the Merger Sub of its obligations under this Agreement or consummation by the Parent or the Merger Sub of the transactions contemplated by this Agreement except for notification to the DOT of the substantial change in ownership and management of subsidiaries of the Company and such filings, if applicable, as the DOT might require with respect to the international and exemption authority of subsidiaries of the Company.

3.4 No Conflicts.  The execution and delivery by the Parent and the Merger Sub of this Agreement does not, and the performance by the Parent and the Merger Sub of its obligations under this Agreement or the consummation by the Parent and the Merger Sub of any of the transactions contemplated by this Agreement will not, (a) conflict with, or result in or constitute any violation or breach of or default under, or give rise (either with or without due notice or the passage of time or both or the happening or occurrence of any other event (including through the action or inaction of any person)) to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of (i) the certificate of incorporation, bylaws or similar organizational documents of the Parent or any of its subsidiaries (including the Merger Sub) or (ii) any material agreement to which the Parent or the Merger Sub is a party, or by which the Parent or the Merger Sub is bound, or to which any of the Parent’s or the Merger Sub’s properties or assets may be subject; (b) conflict with, or result in or constitute any violation of any law applicable to the Parent or the Merger Sub; or (c) result in the creation or imposition of (or the obligation to create or impose) any Liens on the assets of the Parent or the Merger Sub.

3.5 Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement that, if the Merger is not consummated, would be payable by the Company, based upon arrangements made by or on behalf of the Parent or the Merger Sub.

ARTICLE 4 - COVENANTS

4.1 Conduct of the Business Pending Closing.  From the date of this Agreement until the earlier of (x) the Effective Date and (y) the termination of  this Agreement, except as (i) otherwise contemplated hereby or provided herein or by or in the Investment Agreement, (ii) set forth in Schedule 4.1 of the Disclosure Letter, (iii) required by applicable Law or Governmental Entity or (iv) consented to in writing by the Parent (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its subsidiaries to:

            (a) (i) carry on its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its present business organizations, operations and assets, (iii) use commercially reasonable efforts to keep available the services of its material customers, suppliers, distributors, licensors, and licensees, in each case in the ordinary course of business consistent with past practice, and (iv) communicate reasonably promptly to the Parent any concerns conveyed to the executive officers of the Company by key employees with respect to their continued employment at the Company or its subsidiaries;

            (b) obtain, renew and otherwise keep in full force and effect all Company Licenses, authorizations, licenses, certificates, permits, Slots, and Gate Interests from the appropriate federal, state and local Governmental Entities, including, without limitation, the FAA, DOT and all Governmental Entities, necessary to authorize the Company and each of its subsidiaries to lawfully engage in air transportation and to carry on commercial passenger service as currently conducted and as may from time to time be necessary to enable it lawfully to own, lease or operate aircraft and to perform the obligations herein undertaken by it, and observe and comply with the terms and conditions of any such authorizations, licenses, certificates and permits;

            (c) keep all owned and leased aircraft in such condition as may be necessary to enable the FAA Certificate of Airworthiness of such aircraft to be maintained in good standing;

            (d) conduct their business in such a manner that, on the Closing Date, the representations and warranties of the Company contained in this Agreement (as modified by the Disclosure Letter) which are qualified as to materiality shall be true, correct and complete and the representations and warranties (as modified by the Disclosure Letter) not so qualified shall be true, correct and complete in all material respects as if such representations and warranties were made on and as of such date, provided that representations and warranties (as modified by the Disclosure Letter) made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

            (e) maintain its books of account and records consistent with its past practice in all material respects;

            (f) not amend its Articles of Incorporation or By-Laws;

            (g) not declare or pay any dividends on or make other distributions in respect of any of their capital stock;

            (h) not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

            (i) not redeem, repurchase or otherwise acquire any shares of its capital stock other than intercompany acquisitions of capital stock;

            (j) not merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire the business of, any person;

            (k) not sell, transfer, lease or otherwise dispose of any assets other than in the ordinary course of business and consistent with past practice;

            (l) not enter into any employment or severance agreements with any director, officer or employee;

            (m) not issue any capital stock or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or its other equity securities, if any, or grant any stock appreciation or similar rights;

            (n) not make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

            (o) not make any election with respect to Taxes, change any currently or previously effective election relating to Taxes, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes, waive the statute of limitations for any such claim or assessment, or file any amended Tax Return or claim for refund for Taxes;

            (p) not adopt or enter into any new employee benefit plan or amend any existing benefit plan and not increase the compensation or benefits payable to any officers, directors or employees of the Company or its subsidiaries (except for increases required under employment agreements or collective bargaining agreements or any benefit plans existing on the date hereof); and

            (q) not agree or commit to do any of the foregoing referred to in clauses (f) through (p) of this Section 4.1.

4.2 Notice of Incidents; Accidents and Litigation.

            (a) The Company shall or shall cause the Company’s subsidiaries to notify the Parent in writing or via electronic mail of any (i) incidents or accidents that are reportable events under FAR occurring on or after the date hereof involving any property owned or operated by any of the Companies or (ii) any accidents occurring after the date hereof involving any property owned and operated by the Companies that resulted or could reasonably be expected to result in damages or losses in excess of $1,000,000.

            (b) Promptly after obtaining knowledge of the commencement of or the threatened occurrence of any material Proceeding against or with respect to the Company, any subsidiary or any capital stock of the Company, the Company shall give written notice thereof to the Parent.

4.3 Information Rights and Access.  Upon reasonable notice and subject to the terms of the Confidentiality Agreements, from and after the date hereof, the Company shall, and shall cause each of the Company’s subsidiaries, representatives and affiliates to, afford to the Parent, its affiliates and their respective representatives reasonable access, upon reasonable notice during normal business hours and in such manner as will not unreasonably interfere with the conduct of the Company and its subsidiaries’ respective businesses, to their respective facilities, properties, books, contracts, commitments, records (including information regarding any pending or threatened Proceeding to which any of the Company or any of its subsidiaries are, or reasonably expect to be, a party), key personnel, officers, independent accountants and legal counsel; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Law; and provided, further, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that violates any of the Company’s obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third Person to such inspection or disclosure, (b) to disclose any privileged information of the Company or any subsidiary of the Company (provided that the Company shall use its reasonable best efforts to enter into a joint defense or similar agreement to prevent the loss of any such privilege), or (c) to permit invasive testing of any real property of the Company or any of the subsidiaries of the Company.  All requests for information made pursuant to this Section 4.3 shall be directed to the Company’s General Counsel.  In no event shall the Company be required to supply to the Parent, or the Parent’s officers, employees, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company.  In the event this Agreement is terminated for any reason, the Parent shall, in accordance with the terms of the Confidentiality Agreements, return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the Company or any of the subsidiaries of the Company and any copies made of such documents for the Parent.

4.4 Governmental Consents.  The Parent and the Company shall, as promptly as practicable following the execution and delivery of this Agreement, make or cause to be made all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby.  Each of the Parent and the Company will use its reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 4.4 to comply in all material respects with all applicable Laws.  Each such party shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of such filings or submissions.  Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall use its reasonable best efforts to comply promptly with any such inquiry or request.  Each such party shall use its reasonable best efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby.

4.5 Third Party Consents.  The Company shall use commercially reasonable efforts to obtain all consents from third parties which are required by the terms of any Material Contract to which it is a party to be obtained in connection with the consummation by it of the transactions contemplated hereby.  The Parent shall use its reasonable efforts to cooperate in obtaining any such consents, so long as the Parent is not required to make any payments with respect thereto.

4.6 Publicity.  Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system, neither the Company (nor any of its Affiliates) nor the Parent (nor any of its Affiliates) shall, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement.  Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the Company or the Parent, as applicable, as the disclosing party shall consult with the other, to the extent feasible, as to the content and timing of such public announcement or press release.

ARTICLE 5 - ADDITIONAL AGREEMENTS

5.1 No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give the Parent or the Merger Sub as relates to the Company or any subsidiary of the Company, or vice versa, directly or indirectly, the right to control or direct the other party’s or its subsidiary’s operations prior to the Effective Time.

5.2 Transfer Taxes.  The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”).  All Transfer Taxes shall be paid by the Surviving Corporation and expressly shall not be a liability of any shareholder of the Company.

5.3 Takeover Statute.  If any “fair price”, “moratorium”,  “business combination”, “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company, the Merger Sub and the Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

ARTICLE 6 - CONDITIONS OF MERGER

6.1 Conditions to Both the Parent’s and the Company’s Obligations.  The respective obligations of each party to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions precedent:

            (a) Investment Agreement Closing.  The closing of the transactions contemplated by the Investment Agreement shall occur concurrently with the Closing.

            (b) Compliance with Laws, No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered by any Governmental Entity and shall remain in effect that enjoins, prevents or prohibits the consummation of the transactions contemplated hereby or by the other Transaction Documents; and (ii) no preliminary or permanent injunction or other order by any Governmental Entity that enjoins, prevents or prohibits the consummation of the transactions contemplated hereby or by the other Transaction Documents shall have been issued by a court of competent jurisdiction and shall be continuing and remain in effect; provided, however, that the parties hereto shall use their respective reasonable best efforts to have any such injunction, prevention or prohibition vacated; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of the Transaction Documents resulted in the imposition of any such Laws, injunction or order, or the failure of such Laws, injunction or order to be vacated, as applicable.

            (c) Consents and Approvals.  The Company shall have received all (i) Regulatory Approvals and (ii) all other approvals, consents and authorizations listed on Schedule 2.5(a) of the Disclosure Letter, which approvals, consents and authorizations shall not have been vacated.

6.2 Additional Conditions Applicable to Parent and Merger Sub.  The respective obligations of the Parent and the Merger Sub to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver by the Parent and the Merger Sub at or prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties; Covenants.

                (i) Parent shall not have given written notice to the Company on or prior to July 13, 2009 that it has determined in its sole discretion that the representations and warranties of the Company set forth in Article 2 hereof, as modified by the Disclosure Letter, or that Section 4.1 hereof, as modified by the Disclosure Letter, are not satisfactory to the Parent (such notice, the “Representation Notice”) (if the Parent shall not have delivered to the Company the Representation Notice on or prior to July 13, 2009, the Parent shall be deemed to have waived this condition).

                (ii) (A) The representations and warranties of the Company set forth in Article 2 hereof, as modified by the Disclosure Letter, which are not qualified by materiality or by a Material Adverse Effect shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, and (B) the representations and warranties of the Company set forth in Article 2 hereof, as modified by the Disclosure Letter, which are qualified by materiality or by a Material Adverse Effect shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time (except in the case of each of clauses (A) and (B), where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all material respects (in the case of clause (A)) and in all respects (in the case of clause (B)), as of such date); provided, however, that notwithstanding the foregoing, the conditions set forth in this Section 6.2(a)(ii) shall be deemed to be satisfied notwithstanding the failure of any such representations and warranties to be true and correct under the standards set forth in clauses (A) and (B), as applicable, so long as the representations and warranties of the Company contained in Article 2 hereof, as modified by the Disclosure Letter (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein), shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time (in each case except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date) in each case except where the failure of such representations and warranties to be so true and correct would not result in a Material Adverse Effect.  The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder (in the case of Section 4.1, as modified by the Disclosure Letter) at or prior to the Effective Time, and the Company shall have delivered to the Parent at the Closing a certificate dated the Closing Date and signed by an officer of the Company to the effect that the conditions set forth in this Section 6.2(a)(ii) have been satisfied.

            (b) Settlement.  The Effective Date (as defined in the Settlement Agreement) shall have occurred.

            (c) No Material Adverse Effect.  Since the date of this Agreement, no event, circumstance or matter shall have occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect.

            (d) Tax Returns.  The Company and each of the subsidiaries of the Company has filed (after taking into account all applicable extensions) all state and federal income Tax Returns required to be filed by them prior to the Effective Time.

            (e) Audited Financial Statements.  The Company shall have delivered to the Parent consolidated balance sheets as of December 31, 2008 and January 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the eleven month period ended December 31, 2008 and the one month period ended January 31, 2008, prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP.

            (f) Due Diligence.  Parent shall not have given written notice to the Company on or prior to July 13, 2009 that it has determined, in its sole discretion and without qualification, that the results of its due diligence review of the Company and the Company’s subsidiaries or the content of the Disclosure Letter are not satisfactory to the Parent (such notice, the “Diligence Notice”) (if the Parent shall not have delivered to the Company the Diligence Notice on or prior to July 13, 2009, the Parent shall be deemed to have waived this condition).

6.3 Additional Conditions Applicable to Company.  The obligation of the Company to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties; Covenants.  (i) The representations and warranties of the Parent and the Merger Sub set forth in Article 3 hereof which are not qualified by materiality shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, and (ii) the representations and warranties of the Parent and the Merger Sub set forth in Article 3 hereof, which are qualified by materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time  (except in the case of each of clauses (i) and (ii), where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all material respects (in the case of clause (i)) and in all respects (in the case of clause (ii)), as of such date) in each case except to the extent that such inaccuracies have not, and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impede the Parent’s or the Merger Sub’s ability to consummate the transactions contemplated hereby.  The Parent and the Merger Sub shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by them hereunder at or prior to the Effective Time, and the Parent shall have delivered to the Company at the Closing a certificate dated the Closing Date and signed by an officer of the Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

ARTICLE 7 - TERMINATION

7.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time:

            (a) by mutual consent of the Parent and the Company;

            (b) by the Parent,

                (i) if, on or prior to July 13, 2009, the Parent shall have delivered to the Company the Representation Notice pursuant to Section 6.2(a)(i) and a written notice of termination of this Agreement pursuant to Section 7.2, or

                (ii) upon a breach of any covenant or agreement (in the case of Section 4.1, as modified by the Disclosure Letter) on the part of the Company set forth in this Agreement, provided, that if such breach by the Company of a covenant or agreement was unintentional and is curable by the Company through exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement pursuant to this Section 7.1(b) for ten (10) consecutive days after delivery of written notice from the Parent to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Parent may not terminate this Agreement pursuant to this Section 7.1(b) if such breach by the Company is cured during such ten (10) day period); provided, that the Parent cannot terminate the Agreement pursuant to this clause (b) if it or the Merger Sub has materially breached this Agreement at or prior to the time of termination and such breach has not been cured;

            (c) by the Company, upon a breach of any covenant or agreement on the part of the Parent or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent or the Merger Sub shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Parent’s or the Merger Sub’s representations and warranties or breach by the Parent or the Merger Sub of a covenant or agreement was unintentional and is curable by the Parent or the Merger Sub through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(c) for ten (10) consecutive days after delivery of written notice from the Company to the Parent of such breach, so long as the Parent and the Merger Sub continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if such breach by the Parent or the Merger Sub is cured during such ten (10) day period); provided, that the Company cannot terminate this Agreement pursuant to this clause (c) if it has materially breached this Agreement at or prior to the time of termination and such breach has not been cured; or

            (d) if, on or prior to July 13, 2009, the Parent shall have delivered to the Company the Diligence Notice pursuant to Section 6.2(f) and a written notice of termination of this Agreement pursuant to Section 7.2.

7.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 hereof will be effective immediately upon (or if termination is pursuant to Section 7.1(b)(ii) or 7.1(c) hereof and the proviso therein is applicable, ten (10) consecutive days after) the delivery of written notice thereof by the terminating party to the other party.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except (i) the provisions set forth in the last sentence of Section 4.3 hereof, this Section 7.2 and Article 8 hereof shall survive the termination of this Agreement indefinitely, (ii) the provisions of the Confidentiality Agreements shall survive the termination of this Agreement (subject to the time period set forth therein), and (iii) each party shall bear its own costs and expenses; provided, however, nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.  Termination of this Agreement pursuant to Section 7.1(b) shall be the sole and exclusive remedy of the Parent and the Merger Sub in respect of any breach of or inaccuracy contained in any of the Company’s covenants, agreements, representations or warranties other than an intentional or willful breach of this Agreement.

ARTICLE 8 - GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any officer’s certificate delivered pursuant to Section 6.2(a)(ii) or 6.3(a) shall survive the Closing Date.  Nothing in this Section 8.1 shall in any way affect the survival of the covenants and agreements contained in the Investment Agreement and the Note.

8.2 Notices.  Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:

Midwest Air Group, Inc.
6774 S. Howell Avenue, HQ-6
Oak Creek, Wisconsin 53154-1402

with a copy (which shall not constitute notice) to:

c/o TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX  76102
Attention:  Clive Bode
Telephone No.:   (817) 871-4651
Facsimile No.:     (817) 871-4010

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention:  Nicholas P. Saggese and Rick C. Madden
Telephone No.:  (213) 687-5550 and (213) 687-5379
Facsimile No.:  (213) 621-5550 and (213) 621-5379

and

if to Parent or Merger Sub, to:

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: President
Telephone No.: (317) 484-6047
Facsimile No:  (317) 484-4547

with copies (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Gregg J. Berman
Telephone No.:  (212) 318-3400
Facsimile No.: (212) 318-3388

8.3 Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of each of the parties hereto.

8.4 Interpretation.  When a reference is made in this Agreement to Sections, paragraphs, clauses or Exhibits, such reference shall be to a Section, paragraph, clause or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party.  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 23, 2009.  The words “hereof,” “herein,” “herewith,”  “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references in this Agreement to the representations and warranties and to Section 4.1 hereof, whether made as of the date of this Agreement, the Effective Time, the Closing Date or any other date, shall mean the representations and warranties and Section 4.1 hereof, as the case may be, as modified by the Disclosure Letter, notwithstanding the fact that the Disclosure Letter is delivered after the date of this Agreement.

8.5 Fee and Expenses.  Each party shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including fees of legal counsel; provided, however, that (i) the Company shall pay for the first $400,000 of legal fees incurred by the Company in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, and (ii) the TPG Entities shall pay or reimburse the Company for legal fees in excess of $400,000 incurred by the Company in connection with the negotiation and preparation of this Agreement and the other Transaction Documents.

8.6 Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.7 Entire Agreement.  This Agreement and all other documents required to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

8.8 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

8.9 Assignment.  This Agreement shall not be assignable by operation of law (other than in connection with a merger, consolidation or similar transaction) or otherwise (any attempted assignment in contravention hereof being null and void), except that the Parent or the Merger Sub, upon written notice to the Company, may assign any or all of its rights and interests hereunder to any of its Affiliates, provided that no such assignment shall relieve the Parent of its obligations hereunder.

8.10 Governing Law.  Except to the extent that the laws of the State of Wisconsin or the State of Delaware are mandatorily applicable to the Merger, the terms of this Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York applicable to contracts made and to be performed in the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Law and Rules. Any action against the Company, the Parent or the Merger Sub, including any action for provisional or conservatory measures or action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each of the Company, the Parent and the Merger Sub irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each of the Company, the Parent and the Merger Sub irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom.  Each of the Company, the Parent and the Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Agreement, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which such person is entitled pursuant to the final judgment of any court having jurisdiction.  Each of the Company, the Parent and the Merger Sub expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.  EACH OF THE COMPANY, THE PARENT AND THE MERGER SUB HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11 Injunctive Relief.  The Company and the Parent each agrees that the other’s remedies at law in the event of any default or threatened default by the Company or by the Parent or the Merger Sub, respectively, in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the Parent or the Company, respectively, having to prove actual damage or post any bond or other security.

8.12 No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their permitted successors and assigns, any benefit right or remedies.

8.13 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

8.14 Time is of the Essence.Time is of the essence as to all performance under this Agreement.

[signatures pages follow]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan Bedford
Name; Bryan Bedford
Title: President & CEO

MERGER SUB:

RJET ACQUISITION, INC.

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: President & CEO

COMPANY:

MIDWEST AIR GROUP, INC.

By:	/s/ Christopher S. Hennessy
Name: Christopher S. Hennessy
Title: V.P. Controller

Exhibit A

Glossary of Defined Terms

“Adjustment” has the meaning set forth in Section 1.9 of the Agreement.

“ADs” has the meaning set forth in Section 2.10(a) of the Agreement.

“Affiliate” means, with reference to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.  Notwithstanding the foregoing, no “portfolio company” of any shareholder of the Company shall be deemed to be an Affiliate of the Company or such shareholder.

“Agreement” means the Agreement and Plan of Merger dated June 23, 2009, by and among the Parent, the Merger Sub and the Company, as the same may be amended from time to time in accordance with the terms and conditions thereof.

“Articles of Merger” has the meaning set forth in Section 1.3 of the Agreement.

“Aviation Act” means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of Wisconsin, the State of Delaware or New York, New York are required or authorized by applicable Law or executive order to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.3 of the Agreement.

“Closing” means the consummation of the transactions contemplated by the Agreement, including the Merger.

“Closing Date” has the meaning set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Company” has the meaning set forth in the opening paragraph of the Agreement.

“Company Aircraft” has the meaning set forth in Section 2.17(a) of the Agreement.

“Company Benefit Plan” has the meaning set forth in Section 2.9(a) of the Agreement.

“Company Board” has the meaning set forth in the recitals to the Agreement.

“Company CBAs” has the meaning set forth in Section 2.15(a) of the Agreement.

“Company Common Stock” has the meaning set forth in Section 1.8(a) of the Agreement.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a single employer with the Company pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Company License” has the meaning set forth in Section 2.10(a) of the Agreement.

“Confidentiality Agreements” means the confidentiality agreements executed between Parent and Company.

“Consideration” has the meaning set forth in Section 1.8(a) of the Agreement.

“Contract” means any agreement, lease, license, note, mortgage, indenture, contract or other legally binding obligation.

“DFI” means the Wisconsin Department of Financial Institutions and any successor thereto.

“DGCL” means the Delaware General Corporation Law and the rules and regulations promulgated thereunder, if any, each as amended from time to time

“DHS” means the United States Department of Homeland Security and any successor thereto.

“Disclosure Letter” has the meaning set forth in Article 2 of the Agreement.

“DOT” means the United States Department of Transportation and any successor thereto.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Exhibit A.

“Effective Time” means the date and time at which the Certificate of Merger is filed with the SSSD and the Articles of Merger are filed with the DFI or such later date and time as is agreed to by the Parent and the Company and set forth in the Certificate of Merger and the Articles of Merger.

“Environmental Claim” means any written or, to the Knowledge of the Company, oral investigation, suit, proceeding, notice, Order, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries (or, to the Knowledge of the Company, any Person for whom they may be liable by Law or Contract) has been, is or may be in violation of or subject to liability under any Environmental Law, or relating to Hazardous Substances including contamination or pollution of the environment or any property therefrom, and exposure of any person thereto.

“Environmental Law” means any applicable Law, common law (as it relates to Hazardous Substances) or Order relating to any matter of pollution, protection of human health, the environment, natural resources or environmental regulation or control or regarding Hazardous Substances.

“Environmental License” means any License required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended from time to time.

“ERISA Benefit Plan” means an employee benefit plan or program that is also an “employee pension benefit plan “ (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Excluded Shares” has the meaning set forth in Section 1.7(a) of the Agreement.

“FAA” means the Federal Aviation Administration of the United States and any successor thereto.

“FAA Certificate of Airworthiness” means the certificate of airworthiness issued by the FAA with respect to the Company Aircraft.
“FARs” has the meaning set forth in Section 2.10(a) of the Agreement.

“FCC” means the United States Federal Communications Commission and any successor thereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Company or any of the subsidiaries of the Company in connection with the right to use or occupy holdrooms, jetways and passenger boarding and deplaning space and any related airport facilities used by the Company or any of the subsidiaries of the Company for its operations, including ticket counter space, baggage claim and baggage makeup space, lounge space, maintenance/hangar facilities, and administrative office space, in any airport at which the Company or any of the subsidiaries of the Company conducts scheduled operations.

“Governmental Entity” means any federal, state, local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products.

“Intellectual Property” has the meaning set forth in Section 2.16 of the Agreement.

“internal controls” has the meaning set forth in Section 2.6(d) of the Agreement.

“Investment Agreement” has the meaning set forth in the recitals to the Agreement.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of the Company” means (i) those facts that are actually known by any executive officer of the Company, and (ii) those facts that would reasonably be expected to have come to the attention of any executive officer of the Company if such executive officer conducted a reasonable due diligence review of the assets, liabilities and operations of the Company and each subsidiary of the Company.

“Law” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, requirement, permit, authorization, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Lien” means, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances or security interests of any kind or nature.

“Material Adverse Effect” means any change, circumstance, event or effect (each, an “Effect”) that, when considered either individually or together with all other Effects, is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and the subsidiaries of the Company taken as a whole; provided, however, that in no event shall any of the following Effects be deemed to constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect” hereunder: (i) any Effect that resulted from the entry into or announcement of the execution of the Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of the subsidiaries of the Company with its customers, employees, financing sources, suppliers, or strategic partners that resulted from entry into or the announcement of the execution of the Agreement; (ii) the performance by the Company of obligations required to be taken under the Agreement (provided that this clause (ii) shall not apply to Effects resulting from compliance with Section 4.1); (iii) changes affecting the economy or the securities, credit or financial markets in general in the United States; (iv) changes that are the result of factors generally affecting any business in which the Company and/or any subsidiaries of the Company operate; (v) any adoption, implementation, proposal or change in any applicable Law or required change in GAAP or interpretation of any of the foregoing; (vi) any action taken or not taken to which the Parent has consented; or (vii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of the subsidiaries of the Company); provided, however, that changes set forth in clauses (iii), (iv), (v) and (vii), above, may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such changes have a disproportionate impact on the Company and the subsidiaries of the Company, taken as a whole (after taking into account the size of the Company and the subsidiaries of the Company relative to such other participants), relative to the other participants in the industries and in the geographic markets in which the Company conducts its business and are not otherwise excluded by any of clauses (i), (ii) or (vi) above.

“Material Contracts” has the meaning set forth in Section 2.11 of the Agreement.

“Merger” has the meaning set forth in the recitals to the Agreement.

“Merger Sub” has the meaning set forth in the opening paragraph of the Agreement.

“Merger Sub Board” has the meaning set forth in the recitals to the Agreement.

“Note” means the Convertible Note, dated as of the Closing Date, in the amount of $25,000,000 made by the Parent in favor of the holders identified on the signature pages thereto under the caption “Holders” or their respective assigns.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by, or any agreement entered into with, any court, administrative agency or any other Governmental Authority or arbitrator.

“Owned Real Property” has the meaning set forth in Section 2.12(a) of the Agreement.

“Parent” has the meaning set forth in the opening paragraph of the Agreement.

“Parent Board” has the meaning set forth in the recitals to the Agreement.

“Parent Subsidiary” means any direct or indirect Subsidiary of the Parent, including the Merger Sub.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate Proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iii) the interest of a landlord under a lease or a licensor under a license, and (iv) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, in each case of clauses (i) through (iv), above, that would not reasonably be expected to result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or Governmental Authority.

“Plan” has the meaning set forth in Section 1.11 of the Agreement.

“Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

“Real Property Leases” has the meaning set forth in Section 2.12(b) of the Agreement.

“Regulatory Approvals” means, to the extent necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, exemptions, variances or clearances from, or filings or registrations with, Governmental Entities (and shall not include waiting periods otherwise imposed by Law).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, each as amended from time to time.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Settlement Agreement” means the Settlement Agreement and Release, dated as of June 12, 2009, among Skyway Airlines, Inc. (as successor to Astral Aviation, Inc., doing business under the name Midwest Connect), a Delaware corporation, the Company, Parent, KfW (formerly known as Kreditanstalt Für Wiederaufbau), an organization organized under the laws of Germany, and Midwest SPV, as in effect as of the date hereof (without giving effect to any amendment, waiver, restatement or other modification of, or supplement or addition to, such agreement without the consent of the TPG Entities in accordance with Section 4.5 of the Investment Agreement).

“Shares” has the meaning set forth in Section 1.8(a) of the Agreement.

“Slots” or “Company Slots” mean each and every (i) “slot” as defined in 14 CFR §93.213(a)(2), as that section may be amended or re-codified from time to time, including slots at Ronald Reagan Washington National Airport; (ii) operating authorization for a landing or takeoff operation at a specified time period at any airport in the United States subject to orders or regulations issued by the FAA (including, but not limited to, operating authorizations at New York LaGuardia Airport, as defined in the FAA's final order, Operating Limitations at New York LaGuardia Airport, Docket No. FAA 2006-25755-82 dated December 13, 2006, published in the Federal Register at 71 Fed. Reg. 77854 (Dec. 27, 2006)), as such order may be amended or re-codified from time to time, and in any subsequent order or regulation issued by the FAA, as such order may be amended or re-codified from time to time, (iii) authorization granted by a Governmental Entity to conduct a landing or takeoff during a specific hour or other period at any United States or foreign airport, and (iv) slot exemption pursuant to 49 U.S.C. §§ 41716 and 41718, as such statute may be amended or re-codified from time to time, including but not limited to slot exemptions at New York LaGuardia Airport and Ronald Reagan Washington National Airport, in each case of the Company or any of the subsidiaries of the Company now held or hereafter acquired (other than “slots” which prior to the date of this Agreement have been permanently allocated to another air carrier and in which the Company or any of the subsidiaries of the Company holds temporary use rights).

“SSSD” means the Secretary of State of the State of Delaware and any successor thereto.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tax” means taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including consolidated, combined and unitary tax returns.

“TPG Entities” has the meaning set forth in the recitals to the Agreement.

“Transaction Documents” means this Agreement, the Investment Agreement and the Note.

“Transfer Taxes” has the meaning set forth in Section 5.7 of the Agreement.

“WARN Act” has the meaning set forth in Section 2.15(c) of the Agreement.

“WBCL” has the meaning set forth in Section 2.3 of the Agreement.

Exhibit B

List of Shareholders

[Intentionally omitted]